EXHIBIT 10.27

SUMMARY OF DIRECTOR COMPENSATION PLAN

On May 31, 2005, the Board of Directors of Sonus Networks, Inc. (the “Company”) approved a compensation program for non-employee directors. The cash compensation for non-employee directors is set forth below:

•       $20,000 per year for serving as a board member with no committee assignments;

•       $23,750 per year for serving as a board member, and on one committee other than the audit committee;

•       $27,500 per year for serving as a board member, and on the audit committee;

•       $27,500 per year for serving as a board member, and on two committees other than the audit committee;

•       $31,250 per year for serving as a board member, and on the audit committee and one other committee; or

•       $37,500 per year for serving as a board member, and as chairman of the audit committee.

Directors also are eligible to be reimbursed for reasonable out-of pocket expenses incurred in connection with attendance at board of director or committee meetings. Non-employee directors receive equity compensation under the Company’s Amended and Restated 1997 Stock Incentive Plan as set forth below:

•       50,000 shares upon commencement of board service; and

•       20,000 shares annually thereafter.

Each option grant vests over a four-year period with 25% of the number of options vesting one year from the date of grant and monthly thereafter at the rate of 2.0833% for each month of service completed by the director.